LAS VEGAS, August 11, 2010 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the second quarter ended June 30, 2010.

Net revenues were $86.6 million for the second quarter 2010 compared to $94.1 million for the second quarter of 2009, a decrease of 8.0%.  Primarily as a result of our lower Net revenues, an impairment charge at Stratosphere and increased expenses associated with our restructured debt, ACEP reported a Net loss for the second quarter of $7.7 million compared to a Net loss of $844 thousand in the second quarter of 2009. Adjusted EBITDA decreased 19.1% to $17.2 million compared to $21.3 million in 2009.

The Stratosphere – The Stratosphere experienced an overall decrease in Net revenue due to decreases in occupancy, average daily room rate, and an overall decrease in spend by guests throughout the property.  As a result, we recorded a $2 million non-cash impairment charge to Stratosphere’s tradenames. Although Net revenue has continued to decline at Stratosphere, the year-over-year decrease for the three months ended June 30, 2010 was approximately 10.5% compared to year-over-year decreases of 10.8% in the first quarter of 2010 and 13.9% in the three months ended June 30, 2009. In addition, Stratosphere reported its second straight sequential improvement in quarterly Adjusted EBITDA and Adjusted EBITDA Margin.

Arizona Charlie’s – The Arizona Charlie’s properties experienced an overall decrease in Net revenues with the greatest percentage impact occurring due to decreases in occupancy and average daily room rate.  Although Net revenue decreased at Arizona Charlie’s, the year-over-year decrease for the three months ended June 30, 2010 was approximately 10.2% compared to a year-over-year decrease of 18.2% in the three months ended June 30, 2009. The Las Vegas local market continues to be characterized by heavy promotional activity by our competitors.

The Aquarius – The Aquarius experienced a slight decrease in Net revenues. Aquarius’ Net revenues decreased 1.2% year-over-year for the three months ended June 30, 2010 compared to a year-over-year decrease of 12.6% for the three months ended June 30, 2009. The most significant decrease was in Food & beverage revenues.

Financial Statistics as of June 30, 2010:
• Cash	$101.8 million
• Debt, including capital leases, net of unamortized discount	$355.8 million
• Capital expenditures	$ 11.7 million

Conference Call Information:
We will hold our second quarter earnings conference call today (Wednesday, August 11, 2010) at 11:30 a.m. (Eastern Time). To attend dial 877-852-6543 (domestic toll-free). The pass code is 8220422. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$51.3	$55.9	$107.2	$115.4
Hotel	15.3	16.2	29.2	31.2
Food and beverage	17.5	19.5	34.5	38.2
Tower, retail and other	8.6	9.1	15.8	17.3
Gross revenues	92.7	100.7	186.7	202.1
Less promotional allowances	6.1	6.6	12.4	14.2
Net revenues	86.6	94.1	174.3	187.9

Costs and expenses:
Casino	16.6	17.7	33.8	36.7
Hotel	8.6	9.0	16.8	17.3
Food and beverage	13.0	14.4	25.9	27.7
Other operating expenses	3.4	3.6	6.4	7.0
Selling, general and administrative	28.2	29.0	55.2	58.6
Pre-opening costs	0.1	-	0.3	-
Depreciation and amortization	10.9	10.5	21.5	20.4
Impairment of assets	2.0	-	2.0	-
Total costs and expenses	82.8	84.2	161.9	167.7
Income from operations	$3.8	$9.9	$12.4	$20.2

EBITDA Reconciliation:
Net loss	$(7.7)	$(0.8)	$(10.4)	$(2.4)
Interest income	-	-	-	-
Interest expense	11.5	10.8	22.8	22.7
Depreciation and amortization	10.9	10.5	21.5	20.4
EBITDA	$14.7	$20.5	$33.9	$40.7

Numbers may vary due to rounding.

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net loss	$(7.7)	$(0.8)	$(10.4)	$(2.4)
Interest income	-	-	-	-
Interest expense	11.5	10.8	22.8	22.7
Depreciation and amortization	10.9	10.5	21.5	20.4
Loss on disposal of assets	-	0.6	-	0.6
Pre-opening costs	0.1	-	0.3	-
Management fee - related party	0.4	0.2	0.8	1.0
Impairment of assets	2.0	-	2.0	-
Adjusted EBITDA	$17.2	$21.3	$37.0	$42.3
Adjusted EBITDA Margin	19.9%	22.6%	21.2%	22.5%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(in millions)		(in millions)
WPU - Slots
Stratosphere	85.06	102.97	87.16	106.22
Decatur	118.53	117.19	124.09	119.90
Boulder	78.44	81.21	81.78	83.50
Aquarius	127.18	123.83	134.10	129.82
Consolidated	104.20	107.67	108.70	111.34

WPU - Tables
Stratosphere	685.79	805.15	740.97	827.80
Decatur	641.03	549.45	596.33	552.49
Boulder	457.88	457.88	460.41	435.16
Aquarius	564.13	635.12	541.68	582.73
Consolidated	607.87	679.38	636.54	672.35

ADR
Stratosphere	42.87	44.93	43.12	45.62
Decatur	45.05	50.24	46.81	50.35
Boulder	39.61	39.35	39.42	38.33
Aquarius	48.89	48.53	45.95	44.79
Consolidated	44.51	45.82	43.92	45.24

Hotel Occupancy
Stratosphere	91.7	95.5	88.0	92.9
Decatur	52.2	54.5	49.5	55.4
Boulder	45.4	51.6	43.0	56.0
Aquarius	50.9	47.7	50.2	46.0
Consolidated	70.9	72.1	68.5	70.4

Net Revenue
Stratosphere	38.7	43.2	75.4	84.4
Decatur	15.4	16.9	32.2	34.9
Boulder	8.9	10.2	18.8	21.2
Aquarius	23.6	23.8	47.9	47.4
Consolidated	86.6	94.1	174.3	187.9

Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of available hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are important supplemental measures of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry: hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between ACEP and its competitors.  We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on the early extinguishment of debt, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777